Exhibit 5.1

ONE LIBERTY PROPERTIES, INC.

60 Cutter Mill Road, Suite 303

Great Neck, NY 11021

June 14, 2019

One Liberty Properties, Inc.

60 Cutter Mill Road, suite 303

Great Neck, NY 11021

Ladies and Gentlemen:

I am Counsel to One Liberty Properties, Inc. (the “Company”), and in that connection, participated in the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (“Commission”) pursuant to the Securities Act of 1933, as amended (the “Registration Statement”), with respect to the registration of 750,000 shares (“Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”) that may be issued from time-to-time pursuant to One Liberty Properties, Inc.’s 2019 Incentive Plan (the “Plan”).

I have examined and are familiar with (i) the Company’s Articles of Amendment and Restatement, as amended (the “Charter”), (ii) the Company’s By-laws, as amended, (iii) the corporate proceedings relating to the Registration Statement and the Plan, and (iv) the Registration Statement. Upon the basis of the foregoing, and having satisfied myself as to such other matters of law and fact as I consider relevant for the purposes of this opinion, it is my opinion that the Shares will be, when issued and paid for in accordance with the terms of the Plan, legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

The foregoing opinion is limited to the Maryland General Corporation Law and I do not express any opinion herein concerning any other law. I express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. I assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if I become aware of any fact that might change the opinion expressed herein after the date hereof.

I note that as of the date hereof, I beneficially own 17,100 shares of Common Stock.

Very truly yours,

/s/ S. Asher Gaffney

S. Asher Gaffney, Esq.

Counsel